News Release


UNISYS


Media Contacts:
John Schneidawind, 215-986-2472, john.schneidawind@unisys.com
Jacqueline Lewis, 215-986-5204 jacqueline.lewis@unisys.com

Investor Contact:
Jim Kerr, 215-986-5795 jim.kerr@unisys.com


UNISYS ACHIEVES HIGH END OF FINANCIAL GUIDANCE FOR FOURTH-QUARTER 2005; COMPANY REPORTS STRONG GROWTH IN ORDERS AND CASH FLOW OVER YEAR-AGO PERIOD

COMPANY UPDATES PROGRESS ON REPOSITIONING EFFORT

BLUE BELL, Pa., January 26, 2006 - Unisys Corporation (NYSE: UIS) today announced that it had achieved the high end of its fourth-quarter 2005 financial target range for pre-tax income excluding pension expense of $50 - $75 million. The company also announced strong growth in orders and cash flow over the prior-year quarter, and good progress in executing against the repositioning plan it outlined in October.

Unisys reported a fourth-quarter 2005 net loss of $31.1 million, or 9 cents per share, compared with a fourth-quarter 2004 net loss of $34.9 million, or 10
cents per share.   The fourth-quarter 2005 results include a tax provision of
$58.3 million as compared to a tax benefit of $55.0 million in the fourth quarter of 2004. The fourth-quarter 2005 results also include pre-tax pension expense of $44.3 million, or 11 cents per share, compared with pre-tax pension expense of $23.1 million, or 5 cents per share, in the year-ago quarter. Excluding pension expense, fourth-quarter 2005 net income was $8.1 million, or 2 cents per share, compared with a net loss of $19.2 million, or a loss of 5 cents per share, in the fourth quarter of 2004.

The fourth-quarter 2004 net loss included the following significant items:

* a pre-tax, non-cash asset impairment charge of $125.6 million, or 26 cents per share, to write off contract-related capitalized assets associated with a challenging outsourcing operation; and

* a tax benefit of $28.8 million, or 9 cents per share, principally due to favorable tax settlements.

On a pre-tax basis excluding pension expense, fourth-quarter 2005 pre-tax income was $71.5 million, which was at the high end of the company's targeted range of $50 - $75 million. This compared to a pre-tax loss of $66.8 million in the fourth quarter of 2004.

Revenue for the fourth quarter of 2005 increased 3% to $1.57 billion from $1.52 billion in the year-ago quarter. Currency had a 2 percentage-point negative impact on the company's revenue in the fourth quarter, reflecting a stronger U.S. dollar against most major currencies worldwide.

For the full year of 2005, Unisys reported a net loss of $1.73 billion, or $5.09 per share, compared to full-year 2004 net income of $38.6 million, or 11 cents per diluted share. The full-year 2005 results included pre-tax pension expense of $181.1 million, or 47 cents per share, compared with pre-tax pension expense of $93.6 million, or 19 cents per share, in 2004. Excluding the impact of pension expense in both periods, 2005 net loss was $1.57 billion, or $4.62 per share, compared with 2004 net income of $102.2 million, or 30 cents per share. The 2005 net loss included the following items:

* an increase in the valuation allowance of $1.57 billion, or $4.62 per share, related to the company's net deferred tax assets;

* a pre-tax charge of $10.7 million, or 2 cents per share, related to a cash tender for the company's 8 1/8% notes due 2006.

Significant items included in the 2004 net income include:

* the asset impairment pre-tax charge of $125.6 million, or 26 cents per share;

* a pre-tax cost reduction charge of $82.0 million, or 18 cents per share;

* a tax benefit of $97.0 million, or 29 cents per share, related to favorable tax settlements.

Revenue for the full-year of 2005 declined 1% to $5.76 billion from revenue of $5.82 billion in 2004. Currency had a 1 percentage-point positive impact on the company's revenue for the full year of 2005.

COMMENTS FROM PRESIDENT AND CEO JOSEPH W. MCGRATH
"Unisys employees turned in a solid performance this quarter," said Joseph W. McGrath, Unisys President and Chief Executive Officer. "We achieved our financial objectives and showed strong improvement in operating profitability and free cash flow over the year-ago quarter. Orders also showed double-digit growth over the year-ago quarter, as we closed a number of significant services and technology contracts during the quarter.

"Equally important, we are making good progress in executing against the repositioning plan that we announced in October," McGrath said. "The plan is intended to tightly focus Unisys on large, high-growth areas of the market and drive order and revenue growth through enhanced sales and marketing programs. As part of the repositioning effort, we plan to divest non-core businesses, reduce our cost base to reflect our more focused business model, and reduce our global headcount by about 10% over the next year."

"While we have much more work to do, we have already taken several positive steps toward executing against our new, more focused business model," McGrath said. "As we implement more actions going forward, we look for these efforts to enhance our margins and profitability."

During the fourth quarter the company:

- Began the process of pooling and training its global services delivery workforce around the company's focused areas of growth - outsourcing, open source/Linux, Microsoft solutions, security, and real-time ClearPath and ES7000 infrastructure solutions; the new "integrated competency" organization was launched in January;

- Identified potential non-core areas for divestiture and began exploratory discussions with interested parties on some of the divestiture candidates;

- Identified areas where the company expects to make headcount reductions, which are expected to begin as funding from the divestiture program becomes available;

- Continued to enhance its sales and marketing efforts by naming new global industry sales leaders, in addition to the geographic and technology sales leadership added in the third quarter; focusing sales efforts on increasing business with the company's top 500 accounts and top 10 countries worldwide; and announcing new compensation programs, starting in 2006, designed to drive greater cross-business and cross-portfolio sales to selected named accounts.

The company also announced earlier this week that it had reached agreement with its equity partners to restructure its joint venture check processing operation, iPSL, in the United Kingdom. Under the new agreement Unisys will continue to process checks for its partner banks in the U.K. but at new tariff arrangements that are expected to result in an increase in revenue to Unisys of approximately $150 million over the 2006-2010 timeframe. The new agreement is expected to significantly improve the financial results of the iPSL operation in 2006 versus 2005.

FOURTH-QUARTER COMPANY RESULTS
The company reported double-digit growth in overall orders in the fourth quarter. Services orders showed strong double-digit gains in the quarter, reflecting substantial order gains in outsourcing, partially offset by order declines in systems integration and consulting. Technology orders showed single-digit gains in the quarter, driven by order gains for ClearPath and ES7000 enterprise servers.

Significant contracts signed in the quarter included:

* Transportation Security Administration. A bridge contract from the U.S. Transportation Security Administration (TSA) to continue providing managed services to TSA and the Department of Homeland Security; the contract is for a one-year base period, with an estimated value of about $308 million, and two additional one-year options, with the total ceiling value of the entire three-year period estimated at $750 million;

* Capgemini/Metropolitan Police Service. The U.K.'s Metropolitan Police Service awarded Capgemini U.K. a seven-year, approximately 350 million pound ($620 million) contract to provide a range of IT services; under this contract, Unisys was awarded a significant subcontract to provide applications management and support, some data center services, and desktop support;

* Major European Financial Institution. A contract valued at over $70 million from a major European financial institution for new ClearPath software, hardware, and multi-year support services for running the client's retail and mortgage operations;

* Countrywide Financial. A significant three-year contract extension from Countrywide Financial Corporation, a leading provider of diversified financial services, for Unisys to continue providing outsourced management and support services for more than 80,000 devices used by more than 30,000 Countrywide employees throughout the United States; the contract extension continues the company's three-year relationship with Countrywide Financial;

* Bavarian Ministry of Justice. A significant two-year contract extension from the Ministry of Justice in Bavaria, the largest state in Germany, under which Unisys will continue to provide a range of infrastructure managed services to help the ministry modernize and manage its IT infrastructure; Unisys has been providing services to the Ministry of Justice since 2002;

* Land Transport New Zealand. A significant seven-year outsourcing contract with Land Transport New Zealand under which Unisys will provide infrastructure and IT management services for the Landata and Drivers License Register systems, which contain comprehensive vehicle and driver information for the country of New Zealand; the contract continues Unisys 13-year relationship with the client.

Revenue in the U.S. grew 4% in the quarter to $689 million. Revenue in international markets increased 3% in the quarter to $881 million.

The company's gross profit margin and operating profit margin in the quarter were 24.1% and 2.3%, respectively, compared with 17.2% and (5.2%) in the fourth quarter of 2004. The year-over-year margin improvement was driven by higher technology revenue, partially offset by higher pension expense and reflecting the year-ago asset impairment charge. Excluding pension expense in both periods but including the fourth-quarter 2004 asset impairment charge, overall gross profit margin and operating profit margin for the fourth quarter of 2005 were 26.0% and 5.2%, respectively, compared with 18.3% and (3.6%) in the fourth quarter of 2004.

FOURTH-QUARTER BUSINESS SEGMENT RESULTS
Customer revenue in the company's services segment increased 1% in the fourth quarter of 2005 compared with the year-ago period. The company saw mid single-digit growth in outsourcing and infrastructure services, which was partially offset by a double-digit revenue decline in core maintenance and a low single-digit decline in systems integration and consulting revenue. On a reported basis, gross profit margin in the services business improved to 13.6% from 6.2% a year ago, while the services operating margin improved to (2.0)% compared with (9.4%) a year ago. The year-ago services margins reflected the asset impairment charge discussed above. Excluding the impact of pension expense in both periods but including the fourth-quarter 2004 asset impairment charge, services gross profit margin improved to 16.0% from 7.5% a year ago, while services operating margin improved to 0.9% compared with (7.8%) a year ago.

Customer revenue in the company's technology segment increased 11% in the fourth quarter driven primarily by higher sales of enterprise servers. On a reported basis, technology gross profit margin improved to 56.2% from 54.2% a year ago, and technology operating margin improved to 16.7% from 12.0% a year ago. Excluding the impact of pension expense in both periods, the technology gross profit margin increased to 56.5% in the fourth quarter of 2005 from 54.3% in the year-ago quarter and the technology operating margin increased to 18.7% compared with 12.8% in the year-ago period. The technology margin increases in the quarter reflected higher sales and margin in enterprise servers and specialized technology.

CASH FLOW RESULTS
Unisys generated $260 million of cash from operations in the quarter compared with cash flow from operations of $227 million in the year-ago quarter. Capital expenditures in the fourth quarter of 2005 were $87 million, including $60 million invested in revenue-generating projects. This compared to capital expenditures of $123 million in the year-ago quarter, including $83 million in revenue-generating projects. After deducting for capital expenditures, Unisys generated $172 million of free cash flow in the quarter compared with $104 million in the fourth quarter of 2004. Unisys ended 2005 with $643 million of cash on hand.

CONFERENCE CALL
Unisys will hold a conference call today at 8:15 a.m. Eastern Time to discuss its results. The listen-only Webcast, as well as the accompanying presentation materials, can be accessed via a link on the Unisys Investor Web site at www.unisys.com/investor. Following the call, an audio replay of the Webcast, and accompanying presentation materials, can be accessed through the same link.

ABOUT UNISYS
Unisys is a worldwide information technology services and solutions company. Our people combine expertise in consulting, systems integration, outsourcing, infrastructure and server technology with precision thinking and relentless execution to help clients, in more than 100 countries, quickly and efficiently achieve competitive advantage. For more information, visit www.unisys.com.

FORWARD-LOOKING STATEMENTS
Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any projections of earnings, revenues, contract values or other financial items; any statements of the company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. In particular, the company's ability to divest non-core businesses and to use the proceeds as planned is dependent upon the market for these businesses and on the company's ability to sell them for an acceptable price. As a result, the company may not implement the planned headcount reductions as quickly or as fully as currently planned. Statements in this release regarding the expected effects of the company's focused investment and sales and marketing strategies are based on various assumptions, including assumptions regarding market segment growth, client demand and the proper skill set of and training for sales and marketing management and personnel, all of which are subject to change. Statements in this release regarding the revenue increase anticipated from the new iPSL tariff arrangements are based on assumptions regarding iPSL processing volumes and costs over the 2006-2010 timeframe. Because these volumes and costs could change, the amount of anticipated revenue is not guaranteed. In addition, because iPSL is paid by its customers in British pounds, the U.S. dollar amount of revenue recognized by Unisys is subject to currency exchange rate fluctuations. Statements in this release regarding contract values are based upon various assumptions, which are subject to change, including the projected volume of products and services to be provided by Unisys, the contracts continuing for their full term, and for contracts with governmental entities, the availability of appropriated funds. Accordingly, the contract values are not guaranteed.
Other risks and uncertainties that could affect the company's future results include general economic and business conditions; the effects of aggressive competition in the information services and technology markets on the company's revenues, pricing and margins and on the competitiveness of its product and services offerings; the level of demand for the company's products and services and the company's ability to anticipate and respond to changes in technology and customer preferences; the company's ability to grow outsourcing and infrastructure services and its ability to effectively and timely complete the related solutions implementations, client transitions to the new environment and work force and facilities rationalizations; the company's ability to effectively address its challenging outsourcing operations through negotiations or operationally and to fully recover the associated outsourcing assets; the company's ability to drive profitable growth in consulting and systems integration; the level of demand for the company's high-end enterprise servers; the company's ability to effectively rightsize its cost structure; the risks of doing business internationally and the potential for infringement claims to be asserted against the company or its clients. Additional discussion of these and other factors that could affect Unisys future results is contained in its periodic filings with the Securities and Exchange Commission. Unisys assumes no obligation to update any forward-looking statements.


PRESENTATION OF INFORMATION IN THIS PRESS RELEASE
This release presents information that excludes pension expense. This financial measure is considered non-GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows where amounts are either excluded or included not in accordance with generally accepted accounting principles. A reconciliation of this non-GAAP measure to the most directly comparable GAAP measure, as well as disclosure of the reasons why the company uses this measure, is included in the financial information accompanying this release.

..
###
RELEASE NO: xxxx/xxxx (See accompanying financial information)

Unisys is a registered trademark of Unisys Corporation. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.

                        UNISYS CORPORATION
                 CONSOLIDATED STATEMENTS OF INCOME
                 (Millions, except per share data)

                            Three Months            Year
                         Ended December 31    Ended December 31
                         ------------------   ------------------
                           2005      2004       2005      2004
                         --------  --------   --------  --------
Revenue
  Services               $1,270.8  $1,253.8   $4,788.5  $4,724.7
  Technology                298.7     270.2      970.2   1,096.0
                         --------  --------   --------  --------
                          1,569.5   1,524.0    5,758.7   5,820.7
Costs and expenses
  Cost of revenue:
    Services              1,081.0   1,119.2    4,161.8   3,940.8
    Technology              110.8     142.0      435.5     517.5
                         --------  --------   --------  --------
                          1,191.8   1,261.2    4,597.3   4,458.3
  Selling, general and
    administrative          269.9     265.1    1,059.9   1,102.9
  Research and development   71.2      76.2      263.9     294.3
                         --------  --------   --------  --------
                          1,532.9   1,602.5    5,921.1   5,855.5
                         --------  --------   --------  --------
Operating income (loss)      36.6     (78.5)    (162.4)    (34.8)

Interest expense             19.8      17.6       64.7      69.0
Other income
 (expense), net              10.4       6.2       56.2      27.8
                         --------  --------   --------  --------
Income (loss) before
 income taxes                27.2     (89.9)    (170.9)    (76.0)
Provision (benefit) for
 income taxes                58.3     (55.0)   1,561.0    (114.6)
                         --------  --------   --------  --------
Net income (loss)          ($31.1)   ($34.9) ($1,731.9)    $38.6
                         ========  ========   ========  ========
Earnings (loss) per share
Basic                     ($  .09)  ($  .10)  ($  5.09)   $  .12
                         ========  ========   ========  ========
Diluted                   ($  .09)  ($  .10)  ($  5.09)   $  .11
                         ========  ========   ========  ========
Shares used in the per share
  computations (thousands):
  Basic                   341,656   336,873    340,216   334,896
                         ========  ========   ========  ========
  Diluted                 341,656   336,873    340,216   338,217
                         ========  ========   ========  ========

                        UNISYS CORPORATION
                          SEGMENT RESULTS
                             (Millions)

                                 Elimi-
                       Total     nations    Services  Technology
                      --------   --------   --------  ----------
Three Months Ended
December 31, 2005
------------------
Customer revenue      $1,569.5              $1,270.8      $298.7
Intersegment                       ($66.9)       4.5        62.4
                      --------   --------   --------    --------
Total revenue         $1,569.5     ($66.9)  $1,275.3      $361.1
                      ========   ========   ========    ========

Gross profit percent     24.1%                 13.6%       56.2%
                      ========              ========    ========
Operating profit
  (loss) percent          2.3%                 (2.0%)      16.7%
                      ========              ========    ========
Three Months Ended
December 31, 2004
------------------
Customer revenue      $1,524.0              $1,253.8      $270.2
Intersegment                       ($85.2)       3.6        81.6
                      --------   --------   --------    --------
Total revenue         $1,524.0     ($85.2)  $1,257.4      $351.8
                      ========   ========   ========    ========

Gross profit percent     17.2%                  6.2%       54.2%
                      ========              ========    ========
Operating profit
  (loss) percent         (5.2%)                (9.4%)      12.0%
                      ========              ========    ========

Year Ended
December 31, 2005
------------------
Customer revenue      $5,758.7              $4,788.5      $970.2
Intersegment                      ($259.6)      18.7       240.9
                      --------   --------   --------    --------
Total revenue         $5,758.7    ($259.6)  $4,807.2    $1,211.1
                      ========   ========   ========    ========

Gross profit percent     20.2%                 12.1%       48.4%
                      ========              ========    ========
Operating profit
  (loss) percent         (2.8%)                (4.3%)       4.2%
                      ========              ========    ========
Year Ended
December 31, 2004
------------------
Customer revenue      $5,820.7              $4,724.7    $1,096.0
Intersegment                      ($251.8)      18.1       233.7
                      --------   --------   --------    --------
Total revenue         $5,820.7    ($251.8)  $4,742.8    $1,329.7
                      ========   ========   ========    ========

Gross profit percent     23.4%                 14.8%       51.7%
                      ========              ========    ========
Operating profit
  (loss) percent         (0.6%)                (1.7%)      10.2%
                      ========              ========    ========
* 2004 results exclude charges for cost reductions and related actions as announced on October 6, 2004

                        UNISYS CORPORATION
                    CONSOLIDATED BALANCE SHEETS
                            (Millions)

                                       December 31, December 31,
                                           2005         2004
                                       ------------ ------------
Assets
Current assets
 Cash and cash equivalents                  $642.5       $660.5
 Accounts and notes receivable, net        1,111.5      1,136.8
 Inventories
   Parts and finished equipment              103.4         93.7
   Work in process and materials              90.7        122.4
 Deferred income taxes                        68.2        291.8
 Prepaid expense and other
   current assets                            137.0        112.4
                                        ----------   ----------
 Total                                     2,153.3      2,417.6
                                        ----------   ----------
Properties                                 1,320.8      1,305.5
 Less accumulated depreciation
   and amortization                          934.4        881.4
                                        ----------   ----------
 Properties, net                             386.4        424.1
                                        ----------   ----------
Outsourcing assets, net                      416.0        431.9
Marketable software, net                     327.6        336.8
Investments at equity                        207.8        197.1
Prepaid pension cost                          66.1         52.5
Deferred income taxes                        138.4      1,394.6
Goodwill                                     192.0        189.9
Other long-term assets                       141.3        176.4
                                        ----------   ----------
 Total                                    $4,028.9     $5,620.9
                                        ==========   ==========
Liabilities and stockholders' equity
Current liabilities
 Notes payable                               $18.1         $1.0
 Current maturities of long-term debt         58.8        151.7
 Accounts payable                            444.6        487.4
 Other accrued liabilities                 1,293.3      1,382.7
                                        ----------   ----------
 Total                                     1,814.8      2,022.8
                                        ----------   ----------
Long-term debt                             1,049.0        898.4
Accrued pension liabilities                  506.9        537.9
Other long-term liabilities                  690.8        655.3
Stockholders' equity (deficit)
 Common stock                                  3.4          3.4
 Accumulated deficit                      (2,108.1)      (376.2)
 Other capital                             3,917.0      3,883.8
 Accumulated other comprehensive loss     (1,844.9)    (2,004.5)
                                        ----------   ----------
 Stockholders' equity (deficit)              (32.6)     1,506.5
                                        ----------   ----------
 Total                                    $4,028.9     $5,620.9
                                        ==========   ==========

                        UNISYS CORPORATION
               CONSOLIDATED STATEMENT OF CASH FLOWS
                            (Millions)

                                                 Year Ended
                                                 December 31
                                             ------------------
                                               2005       2004
                                             -------    -------
Cash flows from operating activities
Net income (loss)                          ($1,731.9)     $38.6
Add (deduct) items to reconcile
 net income (loss) to net cash
 provided by operating activities:
Equity income                                   (9.2)     (16.1)
Depreciation and amortization of properties    120.7      136.5
Depreciation and amortization of
 outsourcing assets                            128.8      123.3
Amortization of marketable software            124.7      134.2
Impairment charge related to
  outsourcing assets                                      125.6
Gain on sale of facility                       (15.8)
Loss on the tender of debt                      10.7
Decrease (increase) in deferred
  income taxes, net                          1,491.2      (41.2)
Decrease (increase) in receivables, net         34.8      (61.8)
Decrease in inventories                         20.9       23.0
Decrease in accounts payable and
 other accrued liabilities                     (61.4)    (122.1)
Increase in other liabilities                  149.4      111.3
Increase in other assets                       (34.3)     (16.2)
Other                                           53.4       34.7
                                             -------    -------
Net cash provided by operating activities      282.0      469.8
                                             -------    -------
Cash flows from investing activities
 Proceeds from investments                   7,726.2    6,026.5
 Purchases of investments                   (7,709.6)  (6,054.3)
 Investment in marketable software            (125.7)    (119.6)
 Capital additions of properties              (112.0)    (137.0)
 Capital additions of outsourcing assets      (143.8)    (177.5)
 Purchases of businesses                        (1.5)     (19.4)
 Proceeds from sales of properties
   and businesses                               23.4        1.7
                                             -------    -------
Net cash used for investing activities        (343.0)    (479.6)
                                             -------    -------
Cash flows from financing activities
 Net proceeds from (reduction in)
  short-term borrowings                         17.2      (20.0)
 Proceeds from employee stock plans             12.8       38.8
 Payments of long-term debt                   (509.1)      (3.5)
 Proceeds from issuance of long-term debt      541.5
                                             -------    -------
Net cash provided by financing activities       62.4       15.3
                                             -------    -------
Effect of exchange rate changes on cash
 and cash equivalents                          (19.4)      19.1
                                             -------    -------
(Decrease) increase in cash
 and cash equivalents                          (18.0)      24.6
Cash and cash equivalents, beginning of
 period                                        660.5      635.9
                                             -------    -------
Cash and cash equivalents, end of period      $642.5     $660.5
                                             =======    =======

Reconciliation of GAAP to Non-GAAP
Financial Information

The preceding release presents information with and without pension expense. Unisys believes that this information will enhance an overall understanding of its financial performance due to the significant change in pension expense from period to period and the non-operational nature of pension expense.
The presentation of non-GAAP information is not meant to be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

                        UNISYS CORPORATION
                RECONCILIATION OF GAAP TO NON-GAAP
                CONSOLIDATED STATEMENTS OF INCOME
                (Millions, except per share data)

                                       Three Months Ended
                                       December 31, 2005
                                   ----------------------------
                                   US GAAP     Less    Without
                                      as     Pension   Pension
                                   Reported  Expense   Expense
                                   --------  --------  --------
Revenue                            $1,569.5            $1,569.5

Costs and expenses
  Cost of revenue                   1,191.8    ($30.8)  1,161.0
  Selling, general and
    administrative                    269.9      (8.7)    261.2
  Research and development             71.2      (4.8)     66.4
                                   --------  --------  --------
                                    1,532.9     (44.3)  1,488.6
                                   --------  --------  --------
Operating income                       36.6      44.3      80.9

Interest expense                       19.8                19.8
Other income
 (expense), net                        10.4                10.4
                                   --------  --------  --------
Income before
 income taxes                          27.2      44.3      71.5
Provision for
 income taxes                          58.3       5.1      63.4
                                   --------  --------  --------
Net income (loss)                    ($31.1)    $39.2      $8.1
                                   ========  ========  ========
Earnings (loss) per share           ($  .09)   $  .11    $  .02
                                   ========  ========  ========

                                       Three Months Ended
                                       December 31, 2004
                                   ----------------------------
                                   US GAAP     Less    Without
                                      as     Pension   Pension
                                   Reported  Expense   Expense
                                   --------  --------  --------
Revenue                            $1,524.0            $1,524.0

Costs and expenses
  Cost of revenue                   1,261.2    ($16.8)  1,244.4
  Selling, general and
    administrative                    265.1      (4.2)    260.9
  Research and development             76.2      (2.1)     74.1
                                   --------  --------  --------
                                    1,602.5     (23.1)  1,579.4
                                   --------  --------  --------
Operating income (loss)               (78.5)     23.1     (55.4)

Interest expense                       17.6                17.6
Other income
 (expense), net                         6.2                 6.2
                                   --------  --------  --------
Income (loss) before
 income taxes                         (89.9)     23.1     (66.8)
Provision (benefit) for
 income taxes                         (55.0)      7.4     (47.6)
                                   --------  --------  --------
Net income (loss)                    ($34.9)    $15.7    ($19.2)
                                   ========  ========  ========
Earnings (loss) per share           ($  .10)   $  .05   ($  .05)
                                   ========  ========  ========

                        UNISYS CORPORATION
                RECONCILIATION OF GAAP TO NON-GAAP
                CONSOLIDATED STATEMENTS OF INCOME
                (Millions, except per share data)

                                            Year Ended
                                         December 31, 2005
                                   ----------------------------
                                   US GAAP     Less    Without
                                      as     Pension   Pension
                                   Reported  Expense   Expense
                                   --------  --------  --------
Revenue                            $5,758.7            $5,758.7

Costs and expenses
  Cost of revenue                   4,597.3   ($125.8)  4,471.5
  Selling, general and
    administrative                  1,059.9     (35.8)  1,024.1
  Research and development            263.9     (19.5)    244.4
                                   --------  --------  --------
                                    5,921.1    (181.1)  5,740.0
                                   --------  --------  --------
Operating income (loss)              (162.4)    181.1      18.7

Interest expense                       64.7                64.7
Other income
 (expense), net                        56.2                56.2
                                   --------  --------  --------
Income (loss) before
 income taxes                        (170.9)    181.1      10.2
Provision (benefit) for
 income taxes                       1,561.0      21.7   1,582.7
                                   --------  --------  --------
Net income (loss)                 ($1,731.9)   $159.4 ($1,572.5)
                                   ========  ========  ========
Earnings (loss) per share          ($  5.09)   $  .47  ($  4.62)
                                   ========  ========  ========

                                            Year Ended
                                         December 31, 2004
                                   ----------------------------
                                   US GAAP     Less    Without
                                      as     Pension   Pension
                                   Reported  Expense   Expense
                                   --------  --------  --------
Revenue                            $5,820.7            $5,820.7

Costs and expenses
  Cost of revenue                   4,458.3    ($67.2)  4,391.1
  Selling, general and
    administrative                  1,102.9     (18.3)  1,084.6
  Research and development            294.3      (8.1)    286.2
                                   --------  --------  --------
                                    5,855.5     (93.6)  5,761.9
                                   --------  --------  --------
Operating income (loss)               (34.8)     93.6      58.8

Interest expense                       69.0                69.0
Other income
 (expense), net                        27.8                27.8
                                   --------  --------  --------
Income (loss) before
 income taxes                         (76.0)     93.6      17.6
Provision (benefit) for
 income taxes                        (114.6)     30.0     (84.6)
                                   --------  --------  --------
Net income                            $38.6     $63.6    $102.2
                                   ========  ========  ========
Earnings per share                   $  .11    $  .19    $  .30
                                   ========  ========  ========

                        UNISYS CORPORATION
                 RECONCILIATION OF GAAP TO NON-GAAP
                   SEGMENT RESULTS OF OPERATIONS
                            (Millions)

                                  Three Months Ended
                                  December 31, 2005
                              ---------------------------
                                         Less    Without
                                 As     Pension  Pension
                              Reported  Expense  Expense
                              --------  -------- --------
Services Segment
  Total revenue               $1,275.3           $1,275.3
  Gross profit                   173.9   ($29.8)    203.7
   % of revenue                   13.6%              16.0%
  Operating income (loss)        (25.3)   (37.0)     11.7
   % of revenue                   -2.0%               0.9%

Technology Segment
  Total revenue                  361.1              361.1
  Gross profit                   202.9     (1.0)    203.9
   % of revenue                   56.2%              56.5%
  Operating income                60.2     (7.3)     67.5
   % of revenue                   16.7%              18.7%

Total Company
  Total revenue                1,569.5            1,569.5
  Gross profit                   377.7    (30.8)    408.5
   % of revenue                   24.1%              26.0%
  Operating income                36.6    (44.3)     80.9
   % of revenue                    2.3%               5.2%

                                  Three Months Ended
                                  December 31, 2004
                              ---------------------------
                                         Less    Without
                                 As     Pension  Pension
                              Reported  Expense  Expense
                              --------  -------- --------
Services Segment *
  Total revenue               $1,257.4           $1,257.4
  Gross profit                    78.2   ($16.4)     94.6
   % of revenue                    6.2%               7.5%
  Operating income (loss)       (118.0)   (20.1)    (97.9)
   % of revenue                   -9.4%              -7.8%

Technology Segment *
  Total revenue                  351.8              351.8
  Gross profit                   190.6     (0.4)    191.0
   % of revenue                   54.2%              54.3%
  Operating income                42.0     (3.0)     45.0
   % of revenue                   12.0%              12.8%

Total Company
  Total revenue                1,524.0            1,524.0
  Gross profit                   262.8    (16.8)    279.6
   % of revenue                   17.2%              18.3%
  Operating income (loss)        (78.5)   (23.1)    (55.4)
   % of revenue                   -5.2%              -3.6%

* 2004 results exclude charges for cost reductions and related actions as announced on October 6, 2004

                        UNISYS CORPORATION
                 RECONCILIATION OF GAAP TO NON-GAAP
                   SEGMENT RESULTS OF OPERATIONS
                            (Millions)

                                       Year Ended
                                    December 31, 2005
                              -----------------------------
                                          Less     Without
                                 As      Pension   Pension
                              Reported   Expense   Expense
                              --------   --------  --------
Services Segment
  Total revenue               $4,807.2             $4,807.2
  Gross profit                   580.5   ($121.9)     702.4
   % of revenue                   12.1%                14.6%
  Operating income (loss)       (207.0)   (151.6)     (55.4)
   % of revenue                   -4.3%                -1.2%

Technology Segment
  Total revenue                1,211.1              1,211.1
  Gross profit                   585.7      (3.9)     589.6
   % of revenue                   48.4%                48.7%
  Operating income                51.0     (29.5)      80.5
   % of revenue                    4.2%                 6.6%

Total Company
  Total revenue                5,758.7              5,758.7
  Gross profit                 1,161.4    (125.8)   1,287.2
   % of revenue                   20.2%                22.4%
  Operating income (loss)       (162.4)   (181.1)      18.7
   % of revenue                   -2.8%                 0.3%

                                       Year Ended
                                    December 31, 2004
                              -----------------------------
                                          Less     Without
                                 As      Pension   Pension
                              Reported   Expense   Expense
                              --------   --------  --------
Services Segment *
  Total revenue               $4,742.8             $4,742.8
  Gross profit                   702.2    ($65.7)     767.9
   % of revenue                   14.8%                16.2%
  Operating income (loss)        (82.8)    (81.1)      (1.7)
   % of revenue                   -1.7%                 0.0%

Technology Segment *
  Total revenue                1,329.7              1,329.7
  Gross profit                   686.8      (1.5)     688.3
   % of revenue                   51.7%                51.8%
  Operating income               136.0     (12.5)     148.5
   % of revenue                   10.2%                11.2%

Total Company
  Total revenue                5,820.7              5,820.7
  Gross profit                 1,362.4     (67.2)   1,429.6
   % of revenue                   23.4%                24.6%
  Operating income (loss)        (34.8)    (93.6)      58.8
   % of revenue                   -0.6%                 1.0%

* 2004 results exclude charges for cost reductions and related actions as announced on October 6, 2004